EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of securities of Alamo Energy Corp. is being filed on behalf of each of the undersigned. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: April 22, 2011

RANGE KENTUCKY HOLDINGS LLC

By: Range Exploration Partners LLC, as manager

/s/ WILLIAM BYRD
Name:	William Byrd
Title:	Authorized Manager

RANGE EXPLORATION PARTNERS LLC

/s/ WILLIAM BYRD
Name: William Byrd
Title: Authorized Manager

/s/ WILLIAM BYRD
Name: William Byrd

/s/ FRODE ASCHIM
Name: Frode Aschim

/s/ PETTER HAGLAND
Name: Petter Hagland